     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                      NETSCAPE COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

               DELAWARE                                 94-3200270
       (State of incorporation)            (I.R.S. Employer Identification No.)

                           501 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 254-1900

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROBERTA R. KATZ
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      NETSCAPE COMMUNICATIONS CORPORATION
                           501 EAST MIDDLEFIELD ROAD
                            MOUNTAIN VIEW, CA 94043
                                 (415) 254-1900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                             LARRY W. SONSINI, ESQ.
                           JAMES N. STRAWBRIDGE, ESQ.
                             JON C. GONZALES, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (415) 493-9300
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the Securities Act), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                  AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
          SECURITIES TO BE REGISTERED                REGISTERED            SHARE(1)             PRICE(1)         REGISTRATION FEE
Common Stock, par value $0.0001 per share......       1,794,563             $33.375            $59,893,540            $18,150

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on June 17, 1997, as reported on the Nasdaq National Market.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
Issued June 24, 1997

                                1,794,563 SHARES

                      NETSCAPE COMMUNICATIONS CORPORATION

                                  COMMON STOCK
                               ------------------

    This Prospectus relates to the public offering, which is not being underwritten, of up to 1,710,666 shares of Common Stock, par value $0.0001 per share (the "Shares"), of Netscape Communications Corporation ("Netscape" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company in connection with the Company's acquisitions of (i) Portola Communications, Inc., a California corporation ("Portola"), by and through a merger of a wholly-owned subsidiary of Netscape ("PCI Sub") with and into Portola and (ii) DigitalStyle Corporation, a Delaware corporation ("DigitalStyle"), by and through a merger of a wholly-owned subsidiary of Netscape ("DSC Sub") with and into DigitalStyle. In each acquisition, the Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Rule 506 thereunder. The Shares are being registered by the Company pursuant to the Agreement and Plan of Reorganization dated April 30, 1997 (the "PCI Reorganization Agreement") by and among Netscape, PCI Sub and Portola, and the Agreement and Plan of Reorganization dated April 25, 1997 (the "DSC Reorganization Agreement," and collectively with the PCI Reorganization Agreement the "Reorganization Agreements") by and among Netscape, DSC Sub and DigitalStyle.

    The Shares may be offered by the Selling Stockholders from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Stockholders" and "Plan of Distribution."

    The Company's Common Stock is listed on the Nasdaq National Market under the symbol "NSCP." On June 23, 1997 the last sale price of the Company's Common Stock was $34 1/16 per share.
                           --------------------------

   THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4
                                    HEREOF.
                             ---------------------

    The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS            , 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 0-26310) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (3) The Company's Proxy Statement for its Annual Meeting of Stockholders held on May 30, 1997;

    (4) All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

    (5) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on June 23, 1995, as amended by the Company's Registration Statement on Form 8-A/A filed on August 4, 1995.

    All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

    Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations, Netscape Communications Corp., 501 East Middlefield Road, Mountain View, California 94043 or by telephone at (415) 254-1900.

                                  THE COMPANY

    Netscape Communications Corporation ("Netscape" or the "Company") is a leading provider of open software for linking people and information over intranets and the Internet. Netscape develops, markets and supports a broad suite of enterprise server and client software, development tools and commercial applications to create a single shared communications platform for network-based solutions. Netscape software is based on industry standard protocols and therefore can be deployed across a variety of computer operating systems, platforms and databases and can be interconnected with traditional client/ server applications. Using Netscape solutions, organizations can extend their internal information systems and applications to geographically dispersed facilities as well as to third party partners and customers. In addition, Netscape's products allow individuals and organizations to access information and to execute transactions across the Internet such as the buying and selling of information, software, and other merchandise.

    Netscape released its first product, Navigator 1.0, in December 1994, which offered an easy to use graphical user interface for browsing the World Wide Web (the "Web"). Since that time, the Company has become increasingly focused on offering user and network services for use in intranet applications, including features with email and graphics. The Company currently offers a broad suite of software products and tools, targeted primarily at corporate intranets, for use in a variety of information sharing, network management and commerce-enabling applications.

    To reach a diverse and worldwide customer base, Netscape delivers its suite of products and services through multiple distribution channels. The Company offers its products via a direct sales force, telesales, and the Internet as well as through resellers such as original equipment manufacturers ("OEMs"), value-added resellers (together with systems integrators referred to herein as "VARs") and software retailers (collectively, "Resellers"). To accelerate the market acceptance of the Company's products, Netscape has entered into reseller agreements with leading telecommunications and technology companies with complementary resources. These companies include, among others, Apple Computer, Inc. ("Apple"), Compaq Computer Corporation ("Compaq"), Digital Equipment Corporation ("Digital"), Hewlett-Packard Company ("Hewlett-Packard"), International Business Machines Corporation ("IBM"), Informix Software, Inc. ("Informix"), Novell, Inc. ("Novell"), Olivetti SPA ("Olivetti"), Siemens AG ("Siemens"), Silicon Graphics, Inc. ("Silicon Graphics"), Sybase, Inc. ("Sybase") and Sun Microsystems, Inc. ("Sun").

                                 RECENT EVENTS

    On May 16, 1997, the Company announced that Navio Communications, Inc., a unit of the Company ("Navio") had signed a definitive agreement to merge with and into Network Computer, Inc., a wholly-owned subsidiary of Oracle Corporation ("NCI"). The new company, NCI, will create software for open standards-based network computers and other Internet appliances that will be used in homes, businesses and schools. Oracle will retain majority ownership in NCI and the Company will retain an equity interest in the new company. Completion of the merger is subject to governmental approval.

    On June 2, 1997, the Company completed the formation of a joint venture, Novonyx, Inc., with Novell, Inc. ("Novell"). Novell and the Company will collaborate to integrate their products and networking services for networked enterprise customers building intranet and extranet applications.

    On June 3, 1997 and June 13, 1997, the Company completed the acquisitions of Portola Communications, Inc., a company with expertise in high-performance messaging systems, and DigitalStyle Corporation, a Web graphics tool vendor, respectively. The Company purchased all of the outstanding capital stock of each of the corporations and assumed all of the outstanding options of such corporations in exchange for approximately two million shares of the Company's common stock. Both transactions will be accounted for as purchase transactions. The Company anticipates that a substantial portion of the purchase price for each acquisition will be written off as in-process research and development during the Company's second fiscal quarter ending June 30, 1997.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS, AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE THOSE RISK FACTORS AND SUCH OTHER UNCERTAINTIES NOTED IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                                  RISK FACTORS

    The Shares offered hereby are speculative in nature and involve a high degree of risk. The risk factors and other information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 are incorporated by reference herein. See "Incorporation of Certain Documents by Reference." Such risk factors and other information should be considered carefully before purchasing the offered Shares.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

    The following table sets forth as of June 20, 1997, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, the number of shares of Common Stock to be beneficially owned by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each Selling Stockholder after completion of the offering. Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                                               SHARES BENEFICIALLY
                                                                          SHARES WHICH MAY            OWNED
                                                              SHARES      BE SOLD PURSUANT      AFTER OFFERING(3)
                                                            BENEFICIALLY         TO          ------------------------
SELLING STOCKHOLDER                                          OWNED(1)    THIS PROSPECTUS(2)    NUMBER      PERCENT
----------------------------------------------------------  -----------  ------------------  ----------  ------------
Asset Management Associates 1996, L.P.....................     314,438           314,438         --           --
Abhay K. Bhushan..........................................      94,023            94,023         --           --
Robert Carr...............................................       4,837             4,837         --           --
David H. Crocker..........................................      18,543            18,543         --           --
GCW&F Partners II.........................................       4,031             4,031         --           --
Ram Paul Gupta............................................      20,156            20,156         --           --
Naren & Vinita Gupta Living Trust.........................       4,837             4,837         --           --
Integral Capital Partners III, L.P........................       3,928             3,928         --           --
Integral Capita Partners International III L.P............         909               909         --           --
Raman Khanna..............................................       8,062             8,062         --           --
Kevin L. Kluge............................................       8,062             8,062         --           --
Andy M. Maas..............................................      15,318            15,318         --           --
Raj Mohindra..............................................      20,156            20,156         --           --
John Gardiner Myers.......................................      18,543            18,543         --           --
NEA Presidents Fund, L.P..................................       6,772             6,772         --           --
NEA Ventures 1996, L.P....................................         483               483         --           --
New Enterprise Associates VII, L.P........................     193,500           193,500         --           --
Satish Ramachandran.......................................      96,924            96,924         --           --
Todd F. Richmond..........................................       3,628             3,628         --           --
Roland J. Schemers III....................................      12,093            12,093         --           --
Roy Shaibal...............................................       4,031             4,031         --           --
Stanford University.......................................       7,256             7,256         --           --
Greg Stikeleather.........................................      69,645            69,645         --           --
Bryan Yamamoto............................................      31,733            31,733         --           --
Sz-hung Yang..............................................      14,512            14,512         --           --
James R. Hamerly..........................................      44,692            44,692         --           --
Richard K. Gessner........................................      44,692            44,692         --           --
Peter S. Linss............................................      44,692            44,692         --           --
Gregory P. Kostello.......................................      44,692            44,692         --           --
John F. Curry.............................................      44,736            44,736         --           --
Robert F. Kibble..........................................      20,271            20,271         --           --
Keven Baxter..............................................         750               750         --           --
John F. Nicholson.........................................       1,500             1,500         --           --
Enterprise Partners III, L.P..............................     371,623           371,623         --           --
Enterprise Partners III Associates L.P....................      32,315            32,315         --           --
Andreessen 1996 Charitable Remainder Trust Dated
  2/1/96(4)...............................................   1,516,602             8,937      1,507,665         1.7%
Craig S. Andrews..........................................       1,588             1,588         --           --
John A. Denniston.........................................       1,588             1,588         --           --
Michael S. Kagnoff........................................       1,059             1,059         --           --
Comdisco Inc..............................................       2,251             2,251         --           --

------------------------

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Does not include an aggregate of 152,757 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow funds pursuant to the Reorganization Agreements to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Escrowed Shares"). The Escrowed Shares will be released from the escrow funds prior to June 3, 1998 for the Shares escrowed under the PCI Reorganization Agreement and on or prior to June 13, 1998 for the Shares escrowed under the DSC Reorganization Agreement, in each case only to the extent that no claims have been made against the escrow funds. A number of shares equivalent to the Escrowed Shares have been included in this Registration Statement, but they are not included in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares offered by the individual Selling Stockholders as a result of the release of the Escrowed Shares.

(3) Assumes the sale of all Shares offered hereby, including the Escrowed Shares, if any.

(4) Includes 1,507,665 shares held by Marc L. Andreessen, grantor of the Andreessen 1996 Charitable Remainder Trust Dated 2/1/96 (the "Trust"), who is the Senior Vice President, Technology and a Director of the Company. The Trust disclaims beneficial ownership of Mr. Andreessen's shares.

                              PLAN OF DISTRIBUTION

    The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

    In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    The sale of Shares by the Selling Stockholders is subject to compliance by the Selling Stockholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

    The Company has agreed to indemnify the Selling Stockholders and any person controlling a Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed with certain of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to one year following June 13, 1997, the closing date of the acquisition of DigitalStyle (which period may be shortened or extended under certain circumstances). The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such one year period; however, it is anticipated that at such time any unsold Shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule of Netscape Communications Corporation at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2

Incorporation of Certain Documents By
  Reference....................................          2

The Company....................................          3

Recent Events..................................          3

Forward-Looking Statements.....................          4

Risk Factors...................................          4

Use of Proceeds................................          4

Selling Stockholders...........................          4

Plan of Distribution...........................          6

Legal Matters..................................          7

Experts........................................          7

                                    NETSCAPE
                                 COMMUNICATIONS
                                  CORPORATION

                                1,794,563 SHARES
                                       OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                          , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Company will pay all expenses incident to the offering and sale to the public of the Shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission "SEC" registration fee.

SEC registration fee...............................................  $  18,150
NASDAQ National Market listing fee.................................     35,000
Legal fees and expenses............................................     15,000
Accounting fees and expenses.......................................     10,000
Miscellaneous expenses.............................................     20,000
                                                                     ---------
  Total............................................................  $  98,150
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article VI of the Amended and Restated Bylaws of the Registrant provides that: (i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Amended and Restated Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

    The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers, a form of which was filed as
Exhibit 10.1 to Registration Statement No. 33-93862, that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Amended and Restated Bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide that directors and officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which such person provides services at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnification agreement, the Registrant's Amended and Restated Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) on account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (viii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Registrant or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

    The indemnification provisions in the Amended and Restated Bylaws and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

ITEM 16.  EXHIBITS.

      2.1 Agreement and Plan of Reorganization dated as of April 30, 1997 by and among Netscape Communications Corporation, PCI Acquisition
             Corporation and Portola Communications, Inc.
      2.2 Agreement and Plan of Reorganization dated as of April 25, 1997 by and among Netscape Communications Corporation, DSC Acquisition
             Corporation and DigitalStyle Corporation.
      5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
     23.1  Consent of Independent Auditors.
     23.2  Consent of Counsel (included in Exhibit 5.1).
     24.1  Power of Attorney (included on page II-4).

ITEM 17.  UNDERTAKINGS.

    A. UNDERTAKING PURSUANT TO RULE 415.

    The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933 (the "Securities Act");

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  UNDERTAKING IN RESPECT OF INDEMNIFICATION.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 20th day of June 1997.

                                NETSCAPE COMMUNICATIONS CORPORATION

                                By:            /s/ PETER L.S. CURRIE
                                     ------------------------------------------
                                                 Peter L.S. Currie
                                     SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                      OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints James L. Barksdale, Roberta R. Katz and Peter L.S. Currie and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 23rd day of June 1997 in the capacities indicated.

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President, Chief Executive
    /s/ JAMES L. BARKSDALE      Officer and Director
------------------------------  (PRINCIPAL EXECUTIVE
      James L. Barksdale        OFFICER)

                                Senior Vice President and
    /s/ PETER L.S. CURRIE       Chief Financial Officer
------------------------------  (PRINCIPAL FINANCIAL
      Peter L.S. Currie         OFFICER)

                                Vice President and
     /s/ NOREEN G. BERGIN       Corporate Controller
------------------------------  (PRINCIPAL ACCOUNTING
       Noreen G. Bergin         OFFICER)

      /s/ JAMES H. CLARK
------------------------------  Chairman of the Board of
        James H. Clark          Directors

    /s/ MARC L. ANDREESSEN
------------------------------  Senior Vice President,
      Marc L. Andreessen        Technology and Director

------------------------------  Director
       Eric A. Benhamou

------------------------------  Director
        L. John Doerr

     /s/ JOHN E. WARNOCK
------------------------------  Director
       John E. Warnock

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Reorganization dated as of April 30, 1997 by and among Netscape Communications
               Corporation, PCI Acquisition Corporation and Portola Communications, Inc.

       2.2   Agreement and Plan of Reorganization dated as of April 25, 1997 by and among Netscape Communications
               Corporation, DSC Acquisition Corporation and DigitalStyle Corporation.

       5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

      23.1   Consent of Independent Auditors.

      23.2   Consent of Counsel (included in Exhibit 5.1).

      24.1   Power of Attorney (included on page II-4).